Exhibit A

This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

MELCO RESORTS & ENTERTAINMENT LIMITED

OFFER TO EXCHANGE OUTSTANDING OPTIONS FOR RESTRICTED SHARES

AND/OR, FOR CERTAIN DESIGNATED OPTION HOLDERS, NEW OPTIONS

This Offer to Exchange Outstanding Options for Restricted Shares and/or, For Certain Designated Holders, New Options (the “Exchange Offer”) will expire at 5:00 p.m., Hong Kong time, on April 14, 2022, unless extended (the “Expiration Date”).

Melco Resorts & Entertainment Limited (“Melco Resorts,” “we,” “our” or “us”) is offering eligible officers, employees and service providers who have been granted share options (“Options”) under our 2011 Share Incentive Plan to purchase our ordinary shares, par value US$0.01 per share (the “Shares”), the opportunity to exchange such Options, whether vested or unvested, for restricted ordinary shares (the “Restricted Shares”). A limited number of designated Option holders will also be eligible to receive awards of Restricted Shares, new share options (“New Options”) or a combination of Restricted Shares and New Options, as described below. Persons who are eligible for New Options or a combination of Restricted Shares and New Options will be notified in their Individual Option Statements.

We are providing to you along with this document:

•	an individual option statement we have prepared for you (the “Individual Option Statement”),

•	an election form and release agreement (the “Election Form”), and

•	a copy of our 2021 Share Incentive Plan.

If you have not received any of these documents or need another copy, please contact Ivan Wong, Director, Equity Administration, at +852 2598 3517 or ivancywong@melco-resorts.com. Your Individual Option Statement identifies each of the Options you currently hold and the exchange value that will apply to the Options. Your statement will also indicate the number of Shares subject to your Options that will be cancelled, should you choose to tender your Options in this Exchange Offer, and for each of the existing Options listed the number of Restricted Shares and New Options, if applicable, you will receive if the Option is exchanged.

The Restricted Shares and New Options, if applicable, you receive in this Exchange Offer will vest as follows: (1) 50% of the Restricted Shares and New Options will vest on the first anniversary of the date of grant (which is April 6, 2022), and (2) the remaining 50% of the Restricted Shares and New Options will vest on the second anniversary of the date of grant. Until Restricted Shares and New Options have vested, they remain subject to forfeiture if your employment or service with Melco Resorts or its parent or subsidiaries terminates prior to the vesting date. All unvested Restricted Shares will also be subject to restrictions on transfer. If and when the Restricted Shares vest, they will be free of forfeiture conditions and restrictions on transfer, other than required tax withholding and compliance with applicable securities laws, our securities trading policies and any other legal requirements. All Restricted Shares and New Options will be subject to the terms of the 2021 Share Incentive Plan and the applicable award agreement between you and Melco Resorts.

Participation in this Exchange Offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in this Exchange Offer, you will not receive Restricted Shares or New Options, and your outstanding Options will remain outstanding according to their existing terms and conditions.

1

Exhibit A

Our American depositary shares, each of which represents three Shares, are quoted on the NASDAQ Global Select Market under the symbol “MLCO”. On April 6, 2022, the closing price of one American depositary share on the NASDAQ Global Select Market was US$7.40, which was equivalent to US$2.4667 per Share. We recommend that you get current market prices for our American depositary shares before deciding whether to exchange your Options.

See “Certain Risks of Participating in the Exchange Offer” beginning on page 11 for a discussion of risks that you should consider before participating in this Exchange Offer.

We are making this Exchange Offer upon the terms and conditions described in this Offer to Exchange, the Election Form and the Individual Option Statement, and this Exchange Offer is not conditioned on any minimum number of Options being exchanged. This Exchange Offer is, however, subject to conditions that we describe in Section 6 of this Offer to Exchange.

2

Exhibit A

IMPORTANT NOTICE

If you want to participate in this Exchange Offer, you must complete and sign the Election Form that we have provided to you and deliver the properly executed Election Form to us according to the instructions contained therein before 5:00 p.m., Hong Kong time, on April 14, 2022. If you choose to not participate in this Exchange Offer, you do not need to do anything, and your Options will continue to remain subject to their existing terms and conditions.

To inform yourself about this Exchange Offer, you should:

•

read this entire document, your Election Form, your Individual Option Statement, the award agreements relating to your existing Options, the forms of award agreements relating to your Restricted Shares and New Options, if applicable, and our 2021 Share Incentive Plan as these documents contain important information;

•

review our latest annual and current reports and other filings with the U.S. Securities and Exchange Commission (“SEC”); see “The Exchange Offer - Additional Information” on where you can obtain copies of these documents; and

•

call or send an email to contact Ivan Wong, Director, Equity Administration, at +852 2598 3517 or ivancywong@melco-resorts.com if you have questions or need another copy of this document or any of the other documents listed above.

Although the Compensation Committee of our Board of Directors has approved the Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in the section entitled “The Exchange Offer — Conditions of This Exchange Offer.” Neither Melco Resorts nor our Compensation Committee or Board of Directors makes any recommendation as to whether you should exchange, or refrain from exchanging, your Options in the Exchange Offer. You must make your own decision whether to exchange your Options. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this Exchange Offer.

THIS EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

3

TABLE OF CONTENTS

(continued)

1

SUMMARY TERM SHEET

Questions and Answers

Melco Resorts is offering to exchange Options held by eligible Option holders for an award of Restricted Shares (and/or an award of New Options, if applicable) to be granted under the 2021 Share Incentive Plan. The following are answers to some questions you may have about this Exchange Offer. We encourage you to carefully read this section and the remainder of this document. Where appropriate, we have included references to the relevant sections of this document where you can find a more complete description of the topics in this summary.

References in this Offer to Exchange to the time “the offer expires” mean 5:00 p.m., Hong Kong time, on April 14, 2022, or, if we extend the offer period, any later date that we specify. References to the “Offer to Exchange” mean this Offer to Exchange document and its attachments. References to the “market value”, “market price” or similar terms with respect to our Shares means the price of our Shares, determined by dividing the price of our American depositary shares as quoted on the NASDAQ Global Select Market by three (which is the American depositary share-to-ordinary share ratio).

Question 1:	Why are we allowing eligible Option holders to exchange their Options?

Answer:

As a result of a general decline in the price of our American depositary shares in recent years, all of our outstanding Options have exercise prices substantially higher than the current and recent trading prices of our American depositary shares. We believe that these out-of-the-money Options are not achieving the purposes for which they were intended. In addition, because many of the Options have been out-of-the-money for extended periods of time, they have remained outstanding and have added to an increase in the “overhang” of Options outstanding in relation to the aggregate number of our Shares outstanding. The purpose of this Exchange Offer is to promote the interests of our shareholders by (i) enhancing our ability to motivate and retain valued officers, employees and other designated persons and (ii) reducing our “overhang” of outstanding awards by exchanging Options under an exchange value formula for a lesser number of Restricted Shares. (See Section 3 below)

The number of Restricted Shares and New Options, if applicable, an eligible Option holder will receive in exchange for an Option will be determined by the exchange value formula described in Question 9 below.

Question 2:	Who can participate in the Exchange Offer?

Answer:	You are eligible to participate in the Exchange Offer (and therefore an “eligible Option holder”) if you meet ALL three of the following criteria:

•

You are an officer, employee or other service provider of Melco Resorts or its parent or a subsidiary (“Melco Group”) on April 7, 2022 (the date this Exchange Offer starts) who has been designated by Melco Resorts as being eligible to participate in this Exchange Offer,

•	You hold one or more Options, and

•

You (i) continue to be an officer or employee of, or continue to provide services to, the Melco Group, (ii) are in active employment or service (which does not include being on garden leave or unauthorized leave) and (iii) have not submitted or received a notice of termination of employment or service (except those eligible Option holders who are transitioning from employee status to service provider status and whose eligibility designation has not been revoked), as of the end of the Exchange Offer (expected to be at 5:00 p.m. Hong Kong time on April 14, 2022).

Question 3:

How do I know if I have been designated as being eligible to participate in this Exchange Offer and how do I find out how many Options I have, what their exercise prices are and other information about the Options?

Answer:

If you have been designated as being eligible to participate in this Exchange Offer, you will be provided an Individual Option Statement. Your Individual Option Statement will set forth a list of your Options, the number of Shares underlying each Option and their grant dates, expiration dates, exercise prices and vesting schedules.

Question 4:	What is a share option?

Answer:

A share option is the right to purchase Shares at a specified price, regardless of the actual market price of the Shares at the time the option is exercised. Typically, the specified purchase or “exercise” price is the market price of a Share on the date the option is granted. Due to subsequent fluctuations, at any given time following the grant of the Option, the prevailing market price of the Share may be greater than, equal to, or less than the specified exercise price of the Option. When the market price is greater than the exercise price of the Option (otherwise known as an “in-the-money” option), the Option holder receives value from exercising the Option, because he or she is able to buy the Shares underlying the Option at less than its prevailing market price and then sell the purchased Shares for the higher prevailing market price. The holder of an Option to purchase Shares at an exercise price that is equal to or greater than the prevailing market price (otherwise known as an “out-of-the-money” or “underwater” option) generally would not exercise the Option. All of the Options which may be exchanged under this Exchange Offer are currently “out-of-the-money.” We encourage you to consult with an investment and tax advisor as necessary before deciding to participate in this Exchange Offer.

Question 5:	What are restricted shares?

Answer:

Restricted Shares granted pursuant to this Exchange Offer are Shares of Melco Resorts that will be issued on the date the awards are granted to eligible Option holders participating in this Exchange Offer. The Restricted Shares you receive in this Exchange Offer will vest as follows: (1) 50% of the Restricted Shares will vest on the first anniversary of the date of grant (April 6, 2022), and (2) the remaining 50% of the Restricted Shares will vest on the second anniversary of the date of grant. Until Restricted Shares have vested, they remain subject to forfeiture if your employment or service with the Melco Group terminates prior to the vesting date. All unvested Restricted Shares will also be subject to restrictions on transfer. If and when the Restricted Shares vest, they will be free of forfeiture conditions and restrictions on transfer, other than required tax withholding and compliance with applicable securities laws, our securities trading policies and any other legal requirements. (See Section 7)

Generally, if you participate in the Exchange Offer, you will forfeit all of the Restricted Shares (and any New Options, if applicable) granted to you in exchange for Options if, prior to the applicable vesting dates, your employment or service with the Melco Group terminates as set forth in your award agreement and the 2021 Share Incentive Plan. You may not transfer, pledge, or otherwise dispose of unvested Restricted Shares. The forfeiture provisions, transfer restrictions and other terms of the Restricted Shares (and New Option awards) are set forth in the 2021 Share Incentive Plan and the forms of award agreements which are available at the Computershare Employee Plan Members website.

Question 6:	What is the principal difference between share options and restricted shares?

Answer:

The value of a share option fluctuates based on changes in the market price of our Shares to a greater degree than the value of restricted shares of equivalent value. Additionally, share options have no realizable value when the market price of the underlying shares declines below the option exercise price, as it has in the case of all of the outstanding Options. In contrast, restricted shares continue to have value even if the market price of our Shares declines below its value at the time of grant. However, your Options, because they may be exchanged for a lesser number of Restricted Shares, may have greater value if the market price of our Shares increases significantly. Conversely, the Restricted Shares you would receive if you choose to participate in the Exchange Offer (because no exercise price is required to be paid) will have greater value if the market price of our Shares does not increase significantly, provided you remain employed by or a service provider of the Melco Group for the applicable vesting period as set forth in your award agreement and the 2021 Share Incentive Plan.

Question 7:	Why did Melco Resorts choose to offer this exchange primarily for Restricted Shares rather than repricing options or only granting New Options?

Answer:

Our Compensation Committee considered a variety of alternatives to address the issues of the significant number of out-of-the-money Options. Ultimately, the Compensation Committee determined that eligible Option holders could benefit from the opportunity to choose between what we believe is the more certain benefit associated with Restricted Shares and the potentially more valuable, though less certain, benefit those holders may realize by retaining their Options. By providing for the grant of replacement awards consisting of Restricted Shares rather than new at-the-money share options (except for those limited number of participants who may elect to receive New Options), the Compensation Committee also sought to strengthen Melco Resorts’ equity-based retention incentives while further aligning our existing equity compensation programs with our overall compensation philosophy. Additionally, by exchanging Options according to the terms of this Exchange Offer, we will reduce the number of Shares subject to equity awards, thereby reducing potential dilution to our shareholders. (See Section 3)

Question 8:	Do I have to pay any money to receive Restricted Shares (or New Options, if applicable)?

Answer:

No. You will not be required to pay any money to receive Restricted Shares (or New Options, if applicable). However, you will be responsible for paying all applicable taxes in connection with the Restricted Shares when they vest and for New Options, if applicable, when they are exercised and for the sale of Shares or our American depositary shares. (See Question 12 and Section 10)

Question 9:	If I participate, how many Restricted Shares and New Options, if applicable, will I receive?

Answer:

The number of Restricted Shares and/or New Options that we are offering in exchange for all outstanding Options of eligible holders is calculated as follows: the fair value of all Options to be exchanged is calculated using the Black-Scholes option valuation method assuming that the expiration date of each Option is extended by an additional three years, as long as the term of any Option does not exceed 10 years for purposes of this calculation (the “Revised Option Value”). The number of Restricted Shares granted in exchange for Options at the Revised Option Value will be based on the Share value equal to the closing price per American depositary share as reported on the NASDAQ Global Select Market on April 6, 2022, divided by three (being the American depositary share-to-ordinary share ratio). In addition, certain members of management will be able to elect to receive all Restricted Shares, all New Options or a mix of 50% Restricted Shares and 50% New Options, based on the foregoing valuation. The New Option multiple will be based on the Black-Scholes value of the New Options.

Black-Scholes is a commonly accepted valuation method which takes into account a number of factors in valuing share options, including our Share price and its volatility, the exercise price of Options, a risk-free interest rate, expected dividend yield and the expected remaining term of the Options. In determining the current value of each Option, we used the following assumptions: (i) an exercise price equal to the exercise price of the Option; (ii) an expected remaining term of each Option through the remaining contractual life of the Option plus three years, but not to exceed 10 years, for the outstanding Options and a 10 year term for the New Options; (iii) an expected dividend yield of 2.5%; (iv) expected volatility of our Share price equal to a range of approximately 46.8% to 57.5%; and (v) an interest rate equal to the United States of America Treasury yield at the time of grant for the period equal to the expected term.

Simply stated, the value of the Exchange Offer is based the fair value of all of your existing Options, assuming that each had an additional term of three years, as long as the extended term does not exceed 10 years. That new value is then divided by the April 6, 2022 closing American depositary share price (divided by three to obtain the per ordinary share price, which is US$2.4667 per ordinary share) to determine the number of new Restricted Shares you will receive.

An illustrative example of the exchange value formula for a representative group of Options is shown in the table below (with an assumed fair value and share price for purposes of these examples). You will receive an Individual Option Statement identifying the actual application of the exchange value formula for each of your Options.

Hypothetical Results for Exchange of Options for Restricted Shares

A	B	C = A ÷ (B ÷ 3)
Fair Value of Existing Options on Exchange Date (US$)	MLCO American depositary share price on Grant Date (US$)	Number of Restricted Shares to be Granted
$150,000	$10.00	45,000

Hypothetical Results for Exchange of Options for New Options Only

A	B	C	D = A ÷ (B ÷ 3) x C
Fair Value of Existing Options on Exchange Date (US$)	MLCO American depositary share price on Grant Date (US$)	New Options multiple	Number of New Options to be Granted
$150,000	$10.00	3	135,000

Hypothetical Results for Exchange of Options for 50% Restricted Shares and 50% New Options

A	B	C	D = (A x 50%) ÷ (B ÷ 3)	E = D x C
Fair Value of Existing Options on Exchange Date (US$)	MLCO American depositary share price on Grant Date (US$)	New Options multiple	Number of Restricted Shares to be Granted	Number of New Options to be Granted
$150,000	$10.00	3	22,500	67,500

For purposes of applying the exchange value formula, fractional Restricted Shares will be rounded to the nearest whole Restricted Share on a grant-by-grant basis (with fractional Restricted Shares greater than or equal to 0.5 rounded up to the nearest whole Restricted Share and fractional Restricted Shares less than 0.5 rounded down to the nearest whole Restricted Share). The same adjustment will be made with respect to any New Options which would be exercisable for a fractional Share.

Please note: The exchange value formula applies to each of your Option grants separately. This means that the various Options you have received may be exchanged for differing amounts of Restricted Shares or New Options, if applicable.

For persons entitled to elect to receive New Options in exchange for their Options, the applicable exchange value for such New Option awards will be set forth in your Individual Option Statement. (See Section 3 below)

Question 10:	When will my Restricted Shares vest?

Answer:

All Restricted Shares received in exchange for Options will vest as follows: (i) 50% of the Restricted Shares will vest on the first anniversary of the date of grant (which is April 6, 2022), and (ii) the remaining 50% of the Restricted Shares will vest on the second anniversary of the date of grant. If your employment or service with the Melco Group terminates prior to a vesting date, then you will forfeit any Restricted Shares that remain unvested on the date your employment or service with the Melco Group terminates as set forth in your award agreement and the 2021 Share Incentive Plan. “Termination” would deem to be effective as of the earlier of (i) the date that you give or are provided with written notice of termination; or (ii) the date you are no longer actively employed by the relevant company within the Melco Group.

Question 11:	Will my Restricted Shares ever expire?

Answer:

Unlike Options, Restricted Shares do not expire. Instead, if you are still employed by or a service provider of the Melco Group on the vesting date, as set forth in your award agreement and the 2021 Share Incentive Plan, and you received Restricted Shares in this Exchange Offer, your Restricted Shares will vest as described in this Exchange Offer, subject to the terms of your award agreement.

Question 12:	When and how will I receive my Restricted Shares?

Answer:

Share certificates will not be issued for Restricted Shares that have not vested. Instead, Restricted Shares will be issued and held in an account in the name of Melco Resorts on the records of our share registrar. These shares will be held for the benefit of the award holders to whom the Restricted Shares were issued until they vest. As and when Restricted Shares vest and all applicable withholdings have been taken into account, the administrator of our 2021 Share Incentive Plan, Computershare, will hold your vested Shares in a pooled account for the benefit of all grantees.

Question 13:	What is the source of the Shares that will be issued as Restricted Shares (and Shares issuable upon the exercise of any New Options)?

Answer:

The Restricted Shares, and any New Options, will be issued under the 2021 Share Incentive Plan, and the Restricted Shares and Shares issuable upon the exercise of New Options will be drawn from the pool of Shares currently authorized for issuance under such plan.

Question 14:	Why are the new Restricted Share awards, and any New Options, subject to a two-year vesting period?

Answer:

We have designed this Exchange Offer to create value for eligible Option holders and provide Melco Resorts with a retention tool. Consistent with our approach to all new equity grants to officers, employees and other service providers, we are attaching vesting terms to the grant of the new Restricted Share awards (as well as any New Options granted pursuant to this Exchange Offer), which will allow these awards to also serve their original purpose as a retention tool.

Question 15:	How do I know if I am eligible to receive New Options in exchange for my Options in this Exchange Offer?

A limited number of eligible Option holders designated by the Compensation Committee of our Board of Directors will be entitled to elect to receive in exchange for their Options: (i) only Restricted Shares, (ii) only New Options, or (iii) 50% Restricted Shares and 50% New Options. Persons who are eligible to make the foregoing election will be notified in their Individual Option Statement and will be provided information as to the amount of Restricted Shares, New Options or combination thereof they may receive. Such New Options will vest 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant, and their exercise price will be US$2.4667. Such New Options will expire in 10 years from the date of grant. All other holders of Options will only be entitled to exchange their Options for Restricted Shares in the Exchange Offer.

Question 16:	If I am eligible to receive New Options and elect to exchange my Options for New Options, what are the differences between New Options and previously granted Options?

Answer:	Each New Option will differ from your existing Options in the following ways:

First, the exercise price for each New Option will be US$2.4667 per Share.

Second, each New Option will have a new vesting schedule, with 50% of the New Options vesting on the first anniversary of the grant date (which is April 6, 2022) and the remaining 50% vesting on the second anniversary of the grant date. Such vesting schedule will apply to all New Options, even if the existing Options being exchanged were already fully or partially vested before the exchange.

Third, each New Option will expire on the tenth anniversary of the date of grant, if not exercised prior to that date.

Fourth, the New Options will not be eligible for future re-pricing or exchange should such re-pricing or exchange occur for other future option grants.

For more information, see “The Exchange Offer — Number of Restricted Shares and New Options, if Applicable; Expiration Date.” and “The Exchange Offer — Source and Amount of Consideration; Terms of Restricted Shares and New Options, if Applicable..”

Question 17:	What happens if I receive New Options and, after the Expiration Date, my New Options end up being “underwater”?

Answer:

If you are eligible to receive New Options and elect to exchange your Options for New Options, we can provide no assurance as to the possible price of our Shares or American depositary shares at any time in the future. We do not anticipate offering eligible Option holders another opportunity to exchange “underwater” Options for new options in the future.

Question 18:	Why should I consider participating in this Exchange Offer?

Answer:

If you participate in this Exchange Offer and receive Restricted Shares, you will surrender Options for more Shares than the number of Restricted Shares you will receive, as described in the answer to Question 9 and Section 2. Similarly, any New Option grants will be exercisable for a smaller number of Shares than your existing Options. The exchange value formula for each Option was approved by our Compensation Committee based on a number of factors.

The Options that you hold might never be “in-the-money” (see Questions 1, 4 and 6) and, therefore, may never have any realizable value to you. In addition, if you receive any New Options, such New Options may also become “underwater” in the future. On the other hand, you should recognize that, while the Restricted Shares have a greater likelihood of having value when (and if) you sell the Restricted Shares after they vest, subject to limited exceptions, you will forfeit any Restricted Shares that have not vested on the day your employment or service with the Melco Group terminates as set forth in your award agreement and the 2021 Share Incentive Plan.

In evaluating this Exchange Offer, you should keep in mind that the future performance of our American depositary shares will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our business and the risks and uncertainties set forth in our filings with the SEC. We recommend that you read our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, which is available at the SEC web site at www.sec.gov.

Question 19:	How will this Exchange Offer work?

Answer:

At any time before the Exchange Offer expires, eligible Option holders may tender all of their Options. No partial tenders of Options will be accepted. If you are an eligible Option holder and choose to participate in the Exchange Offer, you must submit your request to participate on or before 5:00 p.m. Hong Kong time on April 14, 2022. To make this request, you will need to agree to all of the terms and conditions of this Exchange Offer as set forth in the offer documents. See “The Exchange Offer — Procedures for Tendering Options” for more information.

We do not have any plan at this time to offer another option exchange program in the future, and we will strictly enforce the deadline by which you must decide whether to participate in this Exchange Offer. You do not need to return your award agreements relating to any tendered Options, as they will be automatically canceled if you exchange Options.

We expect to accept all properly tendered Options promptly following the Expiration Date, subject to our right to extend, amend, withdraw, or terminate this Exchange Offer.

Question 20:	When is the period during which eligible Option holders can exchange their options?

Answer:

The Exchange Offer will be open during the period from April 7, 2022 (Hong Kong time) until 5:00 p.m. Hong Kong time on April 14, 2022, unless this period is extended by Melco Resorts. See “The Exchange Offer — Extension of Exchange Offer; Termination; Amendment” for more information.

Question 21:	Can you extend or shorten the length of this Exchange Offer?

Answer:

While Melco Resorts has the discretion to shorten or extend the length of the Exchange Offer, we do not intend to do so. If we shorten or extend this Exchange Offer, we will notify you about the new Expiration Date.

Question 22:	Can I tender or exchange only a portion of my Options?

Answer:	No. You may not elect to tender or exchange only a portion of your Options. That is, you must accept or reject the Exchange Offer as to all of your Options.

Question 23:	Does this Exchange Offer include both vested and unvested Options?

Answer:	Yes, this Exchange Offer includes all outstanding Options under the 2011 Share Incentive Plan, whether vested or unvested.

Question 24:	Can I exchange Options that I have already exercised?

Answer:	No. This Exchange Offer applies only to outstanding Options. An option that has been fully exercised is no longer outstanding.

Question 25:	Does the Compensation Committee or our Board of Directors have a recommendation about this Exchange Offer?

Answer:

None of Melco Resorts, the Compensation Committee or the Board of Directors is making a recommendation about this Exchange Offer. Although the Compensation Committee of our Board of Directors approved the making of this Exchange Offer, our directors recognize that the decision to accept or reject this Exchange Offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences. We encourage you to consult your personal advisors to help you to determine whether to participate.

Although none of Melco Resorts, the Compensation Committee or the Board of Directors is making a recommendation about this Exchange Offer, we are scheduling workshops to assist you in making your own informed decision. There are a variety of factors that should be considered in choosing whether to participate in this Exchange Offer, including your personal risk tolerance, the applicable vesting dates of your Options and the Restricted Shares and New Options, and your personal tax situation. You are strongly encouraged to consult with your personal advisors if you have questions about your financial or tax situation. We are not making any recommendation as to whether you should or should not participate in this Exchange Offer.

You should read this entire document, your Election Form, your Individual Option Statement, the award agreements relating to your Options, the forms of award agreements for the Restricted Shares and New Options, if applicable, and our 2021 Share Incentive Plan. We also recommend you review our latest annual and current reports and other filings with the SEC. See “The Exchange Offer - Additional Information” on where you can obtain copies of these documents. You may also call or send an email to Ivan Wong, Director, Equity Administration, at +852 2598 3517 or ivancywong@melco-resorts.com if you have questions.

Question 26:	Do I have to participate in this Exchange Offer?

Answer:

No. Your participation in this Exchange Offer is completely voluntary. If you choose not to participate, you will keep any Options, you will not receive any Restricted Shares (or New Option awards, if applicable) under the Exchange Offer, and no changes will be made to the terms of your Options as a result of this Exchange Offer.

Question 27:	What happens to my Options if I elect not to participate in this Exchange Offer or if they are not accepted for exchange in this Exchange Offer?

Answer:	This Exchange Offer will have no effect on your Options if you elect not to participate in this Exchange Offer or if your Options are not accepted for exchange in this Exchange Offer.

Question 28:	Will this Exchange Offer result in dilution?

Answer:

No. Depending on the number of New Options which are chosen by those participants who are eligible to receive such awards in exchange for their Options, we estimate that the aggregate number Shares subject to all outstanding awards will decrease by 68% to 83% assuming all eligible Option holders elect to participate in this Exchange Offer and their elections are confirmed.

Question 29:	Are you expecting the Exchange Offer to be a one-time event?

Answer:	We do not currently anticipate offering Option holders another opportunity to exchange “underwater” Options for new options in the future.

Question 30:	What happens to my Options if my employment with or service to the Melco Group terminates before the Expiration Date?

Answer:

If you tender Options for exchange in this Exchange Offer, but before the Expiration Date (which is expected to be at 5:00 p.m. Hong Kong time on April 14, 2022) you (i) cease to be an officer or employee of, or cease being a service provider to, the Melco Group, (ii) are no longer in active employment or service (being on garden leave or unauthorized leave does not constitute active employment or service) or (iii) have submitted or received a notice of termination of employment or service (except those eligible Option holders who are transitioning from employee status to service provider status and whose eligibility designation has not been revoked), your participation in the Exchange Offer will be canceled and you will not be able to exchange your Options.

For example, if you elect to participate in the Exchange Offer on a date within the offer period and your employment with or service to the Melco Group ends on a later date within offer period, you will no longer be eligible to participate in the Exchange Offer and your Options will remain subject to their existing terms and conditions. See “The Exchange Offer — Eligibility” for more information.

Question 31:	What happens to my Restricted Shares if my employment with or service to the Melco Group terminates after the Expiration Date?

Answer:

If your employment or service terminates after the Expiration Date, the vesting of any unvested Restricted Shares, New Options or other equity awards will cease in accordance with the terms of your award agreement.

You should not view this Exchange Offer or Melco Resorts’ acceptance of your election to voluntarily participate in the Exchange Offer as a promise by Melco Resorts to continue your employment or service.

Question 32:	What if I am on a leave of absence during this Exchange Offer?

Answer:

If you are on an authorized leave of absence, you will still be able to participate in this Exchange Offer. If you exchange your Options while you are on an authorized leave of absence before the expiration of this Exchange Offer, you will be entitled to receive Restricted Shares (and New Options, if applicable) as long as you still meet the eligibility requirements described above. If, however, you are on garden leave or an unauthorized leave of absence or are otherwise not actively employed by the Melco Group during the offer period, you will not be able to participate in this Exchange Offer.

Question 33:	If I exchange my Options in this Exchange Offer, am I giving up my rights to the Options?

Answer:

Yes. When we accept your Options for exchange, they will be canceled and you will no longer have any rights to them. They will be replaced with the Restricted Shares (and/or New Options, if applicable).

Question 34:	May I change my mind after electing to accept or reject this Exchange Offer?

Answer:

No. Your election to accept or reject the Exchange Offer will become irrevocable upon formal acceptance of your submitted Election Form by us. We will rely on the first Election Form that we have received before the Expiration Date of the Exchange Offer. You cannot change or withdraw your election once you have submitted the Election Form unless we have modified the Exchange Offer in a material manner. If, however, we have determined that your submitted Election Form is no longer eligible and we have not formally accepted your Election Form, then your participation in the Exchange Offer will be deemed not to have occurred and you will retain your Options.

Question 35:	How will I know whether you have received my election?

Answer:

We will send you an email to confirm receipt of your election to accept or reject the Exchange Offer shortly after we receive the duly completed, signed and dated Election Form from you. It is your responsibility to ensure that we receive your Election Form before the Expiration Date. If you do not receive a confirmation email within five business days, please email Ivan Wong, Director, Equity Administration, at ivancywong@melco-resorts.com. You should save the confirmation email you receive for your records in a safe place for future reference. However, this receipt confirmation is not confirmation that the Exchange Offer has been completed. After the exchange period has expired, we will confirm acceptance and completion of the Exchange Offer with you. Only upon that confirmation will the Exchange Offer be deemed to have been agreed upon and accepted.

Question 36:	What will happen if I do not make a valid election to participate in the Exchange Offer by the deadline?

Answer:

If we do not receive your election to participate in the Exchange Offer by the deadline, then all your Options will remain outstanding at their original exercise price(s) and subject to their original terms. If you prefer not to exchange your Options, you do not need to do anything.

Question 37:	What happens if I do nothing?

Answer:

If you do not elect to participate in the Exchange Offer by the deadline, then all your Options will remain outstanding at their original exercise price(s) and subject to their original terms. Nothing will change.

Question 38:	Will I owe taxes if I exchange my Options in this Exchange Offer?

Answer:

For a general summary of the material individual income tax consequences of participating in the Exchange Offer in the U.S., Hong Kong, Macau, the Philippines and Cyprus, please see Section 10 below. You should consult with your tax advisor to determine the personal tax consequences to you of participating in this Exchange Offer. If you are a resident of or subject to the tax laws in other countries or in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Question 39:	If I participate in this Exchange Offer, when will I receive the Restricted Shares (or New Options, if applicable)?

Answer:

We will issue new award agreements as soon as administratively practicable following the date that your Options are accepted for exchange and canceled. We expect the acceptance date will be April 15, 2022. The Restricted Shares (or New Options, if applicable) will be deemed to have been granted on April 6, 2022, the day prior to the commencement of this Exchange Offer.

Question 40:	What if I have questions about this Exchange Offer or I need additional copies of this Exchange Offer or any documents referred to in this Exchange Offer?

Answer:

You should direct questions about this Exchange Offer (including requests for additional copies of any Exchange Offer documents) to Ivan Wong, Director, Equity Administration, at +852 2598 3517 or ivancywong@melco-resorts.com.

In addition, we are scheduling informational workshops to assist you in making your own informed decision. These sessions will not be a solicitation or make any recommendations whatsoever with respect to this Exchange Offer. For example, we will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of this Exchange Offer. You are strongly encouraged to consult your personal advisors if you have questions about your financial or tax situation.

Question 41:	Are there risks that I should consider in deciding whether to exchange my Options?

Answer:

Yes. Exchanging your Options does have some risks. You should carefully review the discussion of certain of these risks elsewhere in this Offer to Exchange (See “Certain Risks of Participating in the Exchange Offer”).

Question 42:	Are there conditions to this Exchange Offer?

Answer:

Yes. This Exchange Offer is subject to a number of conditions that are described in Section 6. This Exchange Offer is not conditioned on a minimum number of Options being tendered for exchange or upon a minimum number of Option holders accepting this Exchange Offer. Participation in this Exchange Offer is completely voluntary.

Question 43:	Will there be additional equity grants in the future?

Answer:

The Compensation Committee of our Board of Directors periodically evaluates our compensation programs. At this time, the Compensation Committee believes that equity compensation forms an important component of our compensation programs. Future equity awards to officers, employees and other stakeholders will be evaluated periodically, subject to the discretion of the Compensation Committee.

CERTAIN RISKS OF PARTICIPATING IN THE EXCHANGE OFFER

Participation in this Exchange Offer involves a number of potential risks, including those described below. The risks identified in this section and under the heading entitled “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021 highlight the material risks of participating in this Exchange Offer. Officers, employees and stakeholders who are eligible to participate in this Exchange Offer should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in this Exchange Offer. We strongly urge you to read the rest of this Offer to Exchange.

Economic Risks

The exchange value formula does not necessarily reflect the actual value of your Options.

The valuation methodology utilized to determine the exchange value of your Options does not necessarily reflect the actual value of the Options. The number of Restricted Shares and/or New Options that we are offering in exchange for all outstanding Options of eligible holders is calculated using the Black-Scholes option valuation method assuming that the expiration date of each Option is extended by an additional three years, as long as the term of any Option does not exceed 10 years for purposes of this calculation. For each Option grant, such value is then divided by the closing price per American depositary share as reported on the NASDAQ Global Select Market on April 6, 2022 (US$7.40), divided by three (being the American depositary share-to-ordinary share ratio), to determine the number of Restricted Shares to be exchanged for such Option. In addition, certain eligible Option holders will be able to elect to receive all Restricted Shares, all New Options or a mix of 50% Restricted Shares and 50% New Options, based on the exchange value formula. The New Option multiple will be based on the Black-Scholes value of the New Options.

You should be aware that Option valuation is not an exact science. Although the Black-Scholes model is a standard and accepted model for determining the value of Options, the utilization of different assumptions in the Black-Scholes Option pricing model can produce significantly different results for the ultimate value of an Option.

Moreover, even experts can disagree on the correct assumptions to use for any particular Option valuation exercise. The assumptions we used for purposes of this Exchange Offer may not be the same as those used by others and, therefore, our valuation of the Options and/or the final exchange values may not be consistent with those obtained using other valuation techniques or input assumptions and may not reflect the actual value of these Options.

If the price of our Shares increases after the date on which your Options are canceled, your canceled Options might have been worth more than the Restricted Shares that you received in exchange for them.

Because the exchange value used in this Exchange Offer will not result in a one-for-one exchange of awards, it is possible that, at some point in the future, your old Options would have been economically more valuable than the Restricted Shares and New Options, if applicable, granted to you pursuant to this Exchange Offer. Assumptions used to demonstrate the economic difference are as follows:

•	Existing Option to purchase 165,600 Shares currently held with an exercise price of US$4.13 per Share and an exchange value of US$150,000.

•	Current price of US$3.33 per Share.

•	Existing Option exchanged for 45,000 Restricted Shares ($150,000 divided by $3.33).

•	Future per Share price at Option exercise date of US$20.00 per Share.

Using the assumptions above, you would receive 45,000 Restricted Shares for your Option to purchase 165,600 Shares with an exercise price of US$4.13 per Share. Using the future Share price of US$20.00 per Share, if you had kept your exchanged Options and sold them at US$20.00 per share, you would have realized a pre-tax gain of US$2,628,072, but if you exchanged your Options and sold the Shares subject to the Restricted Share grant, you would only realize a pre-tax gain of US$900,000.

We recommend that all eligible Option holders who are considering exchanging their Options meet with their own tax advisors with respect to the tax consequences of participating in this Exchange Offer.

Your Restricted Shares and any New Option awards, if applicable, will not be vested on the date of grant, and exchanging vested Options or Options scheduled to vest before the vesting date of the Restricted Shares or New Option awards will have the effect of delaying the date of vesting.

If you exchange Options for Restricted Shares or New Options, if applicable, 50% of your Restricted Shares or New Options will vest on the first anniversary of the date of grant, and 50% will vest on the second anniversary of the date of grant. If you do not remain employed by or a service provider of the Melco Group through the date your Restricted Shares or New Options vest as set forth in your award agreement and the 2021 Share Incentive Plan, such awards will cease to vest in accordance with the terms of your award agreement. As a result, you will not receive full value from your Restricted Shares or any New Options, if applicable.

Also, if you exchange Options that are vested in whole or in part, the vesting of your Options does not carry over to your Restricted Share awards or New Options, if applicable. For example, if you exchange a fully vested Option grant for Restricted Share awards and your employment or service with the Melco Group terminates prior to the vesting date for your Restricted Share awards, your Restricted Share awards will expire in accordance with the terms of your award agreement. If you had not exchanged your fully vested Options for Restricted Shares in this Exchange Offer, your Option grant would have continued to be governed by its terms and would have been exercisable for a period following the termination of your relationship with the Melco Group, except in certain circumstances, as provided in your Option award agreement. In that circumstance, you would have been better off not participating in the exchange.

Please also note that this Exchange Offer is not a guarantee of employment for any period.

Business-Related Risks

For a description of risks related to Melco Resorts’ business, please see the discussion of risks associated with our business under the heading “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021.

THE EXCHANGE OFFER

Section 1.	Eligibility.

Individuals who hold Options to purchase Shares are eligible to participate in the Exchange Offer if you satisfy the following criteria:

•	You are an officer, employee or other service provider of the Melco Group on April 7, 2022 who has been designated by Melco Resorts as being eligible to participate in this Exchange Offer, and

•

You (i) continue to be an officer or employee of, or continue to provide services to, the Melco Group, (ii) are in active employment or service (which does not include being on garden leave or unauthorized leave) and (iii) have not submitted or received a notice of termination of employment or service (except those eligible Option holders who are transitioning from employee status to service provider status and whose eligibility designation has not been revoked), as of the end of the Exchange Offer (expected to be at 5:00 p.m. Hong Kong time on April 14, 2022).

If at any time before the expiration of this Exchange Offer your position as an officer, employee or other service provider with the Melco Group terminates for any reason or you submit or receive a notice of termination of employment or service, then you are not eligible to participate in this Exchange Offer and any prior election to participate in this Exchange Offer will be canceled.

If you are on an authorized leave of absence, you will still be able to participate in this Exchange Offer. If you exchange your Options while you are on an authorized leave of absence before the expiration of this Exchange Offer, you will be entitled to receive Restricted Shares (and New Options, if applicable) as long as you still meet the eligibility requirements described above. If, however, you are on garden leave or an unauthorized leave of absence or are otherwise not actively employed by the Melco Group during the offer period, you will not be able to participate in this Exchange Offer.

Section 2.	Number of Restricted Shares and New Options, if Applicable; Expiration Date.

We are offering to all eligible Holders the opportunity to exchange all of their outstanding Options to purchase our Shares under the 2011 Share Incentive Plan for Restricted Shares that we will grant under the 2021 Share Incentive Plan. Restricted Shares are shares of our ordinary shares that will be issued to a participant in this Exchange Offer promptly following the expiration of the Exchange Offer upon acceptance of Options that have been tendered by participants and that will be subject to vesting.

In addition, a limited number of eligible Option holders designated by the Compensation Committee of our Board of Directors will be entitled to elect to receive in exchange for their Options: (i) only Restricted Shares, (ii) only New Options, or (iii) 50% Restricted Shares and 50% New Options. Persons who are eligible to make the foregoing election will be notified in their Individual Option Statement and will be provided information as to the amount of Restricted Shares, New Options or combination thereof they may receive. All other holders of Options will only be entitled to exchange their Options for Restricted Shares in the Exchange Offer.

Our offer is subject to the terms and conditions described in this Offer to Exchange and the Election Form.

As of March 31, 2022, Options to purchase 29,697,087 Shares were outstanding under the 2011 Share Incentive Plan, substantially all of which are eligible to participate in this Exchange Offer. Assuming all such Options are properly tendered for exchange and accepted and no New Options are granted in this Exchange Offer, we would issue approximately 7,921,236 Restricted Shares. If all of such Options are properly tendered for exchange and accepted but all of the designated Option holders who are eligible to receive Restricted Shares and/or New Options, as described above, elect to receive only New Options, then we would issue approximately 4,177,134 Restricted Shares and grant New Options exercisable for a total of 10,459,377 Shares.

You may tender all, but not less than all, of your Options. In addition, an exchange of a portion of an outstanding unexercised Option will not be permitted.

If you elect to tender your Options, you will receive Restricted Shares in the exchange (and/or New Options, if applicable). The number of Restricted Shares and New Options, if applicable, you will receive in exchange for a canceled Option will be determined by the exchange value formula. The exchange value formula determines the number of Shares subject to an Option that will be canceled in exchange for the grant of one Restricted Share and the number of Shares into which a New Option is exercisable under this Exchange Offer. The Restricted Shares and New Options will be granted under, and will be subject to the terms and conditions of, the 2021 Share Incentive Plan and an award agreement between Melco Resorts and the eligible Option holder.

We are providing you with your Individual Option Statement together with this Offer of Exchange document. This statement identifies each of the Options you currently hold which may be exchanged and the exchange value formula calculations that apply to each Option. If you did not receive or have misplaced your Individual Option Statement, you may request another copy of your statement by contacting Ivan Wong, Director, Equity Administration, at +852 2598 3517 or ivancywong@melco-resorts.com.

The number of Restricted Shares and/or New Options that we are offering in exchange for all outstanding Options of eligible holders is calculated as follows: the fair value of all Options to be exchanged is calculated using the Black-Scholes option valuation method assuming that the expiration date of each Option is extended by an additional three years, as long as the term of any Option does not exceed 10 years for purposes of this calculation (the “Revised Option Value”). The number of Restricted Shares granted in exchange for Options at the Revised Option Value will be based on the Share value equal to the closing price per American depositary share as reported on the NASDAQ Global Select Market on April 6, 2022, divided by three (being the American depositary share-to-ordinary share ratio). The New Option multiple will be based on the Black-Scholes value of the New Options, and New Options will be exercisable for a number of Shares which is three times the number of Restricted Shares you would have received in exchange for your Options.

Thus, the value of the Exchange Offer is based the fair value of all of your existing Options, assuming that each had an additional term of three years, as long as the extended term does not exceed 10 years. That new value is then divided by the April 6, 2022 closing American depositary share price (divided by 3 to obtain the per ordinary share price) to determine the number of new Restricted Shares you will receive.

Black-Scholes is a commonly accepted valuation method which takes into account a number of factors in valuing share options, including our Share price and its volatility, the exercise price of Options, a risk-free interest rate, expected dividend yield and the expected remaining term of the Options. In determining the current value of each Option, we used the following assumptions:

(i)	an exercise price equal to the exercise price of the Option;

(ii)

an expected remaining term of each Option through the remaining contractual life of the Option plus three years, but not to exceed 10 years, for the outstanding Options and a 10 year life for the new Options;

(iii)	an expected dividend yield of 2.5%;

(iv)	expected volatility of our Share price equal to approximately 46.8% to 57.5%; and

(v)	an interest rate equal to the United States of America Treasury yield curve at the time of grant for the period equal to the expected term.

In applying the Black-Scholes option pricing model to value the Options, the assumptions that varied from Option to Option were their exercise prices, volatility and remaining term, while the assumptions for our Share price, a risk-free interest rate and expected dividend yield were common to our valuation of all Options. These values are similar to those that we have used in valuing our Options for purposes of determining our earnings in our financial statements.

An illustrative example of the exchange value formula for a representative group of Options is shown in the table below (with an assumed fair value and share price for purposes of these examples). You will receive an Individual Option Statement showing the actual application of the exchange value formula for each of your Options.

Hypothetical Results for Exchange of Options for Restricted Shares

A	B	C = A ÷ (B ÷ 3)
Fair Value of Existing Options on Exchange Date (US$)	MLCO American depositary share price on Grant Date (US$)	Number of Restricted Shares to be Granted
$150,000	$10.00	45,000

Hypothetical Results for Exchange of Options for New Options Only

A	B	C	D = A ÷ (B ÷ 3) x C
Fair Value of Existing Options on Exchange Date (US$)	MLCO American depositary share price on Grant Date (US$)	New Options multiple	Number of New Options to be Granted
$150,000	$10.00	3	135,000

Hypothetical Results for Exchange of Options for 50% Restricted Shares and 50% New Options

A	B	C	D = (A x 50%) ÷ (B ÷ 3)	E = D x C
Fair Value of Existing Options on Exchange Date (US$)	MLCO American depositary share price on Grant Date (US$)	New Options multiple	Number of Restricted Shares to be Granted	Number of New Options to be Granted
$150,000	$10.00	3	22,500	67,500

For purposes of applying the exchange value formula, fractional Restricted Shares will be rounded to the nearest whole Restricted Share on a grant by grant basis (with fractional Restricted Shares greater than or equal to 0.5 rounded up to the nearest whole Restricted Share and fractional Restricted Shares less than 0.5 rounded down to the nearest whole Restricted Share). The same adjustment will be made with respect to any New Options which would be exercisable for a fractional Share.

Please note: The exchange value formula applies to each of your Option grants separately. This means that if you have more than one Option grant, the amount of Restricted Shares and/or New Options, if applicable, you receive in the exchange for each such Option may differ.

This Exchange Offer will expire on the Expiration Date. The term “Expiration Date” means 5:00 p.m., Hong Kong time, on April 14, 2022, unless we, in our sole discretion, extend the period of time during which the Exchange Offer will remain open. If we extend the period of time during which this Exchange Offer remains open, the term “Expiration Date” will mean the latest time and date at which this Exchange Offer expires. See Section 11 for a description of our rights to extend, delay, terminate and amend this Exchange Offer.

Section 3.	Purpose of the Offer.

We are making this Exchange Offer (i) to motivate and encourage eligible Option holders to continue to build shareholder value, and (ii) to reduce the “overhang” of outstanding Options. We granted Options under the 2011 Share Incentive Plan to provide officers, employees and other service providers an opportunity to acquire or increase their proprietary interest in Melco Resorts, thereby creating a stronger incentive to expend maximum effort for our growth and success, and encouraging such participants to continue their service with Melco Resorts. However, in light of the decline in the market price of our American depositary shares in recent years, all of our outstanding Options have exercise prices which are higher than the per Share price of our Shares based on the recent and current market price of our American depositary shares. We believe that these out-of-the-money Options are not achieving the purposes for which they were intended. By making this Exchange Offer, we expect to be able to provide better performance incentives for eligible officers, employees and service providers and more closely align the interests of such participants with those of our shareholders in maximizing shareholder value.

In addition, many of the Options have been out-of-the-money for extended periods of time and, therefore, have remained outstanding. Coupled with periodic grants of Options to new and continuing officers, employees and service providers, the number of Shares subject to outstanding Options has steadily increased as a percentage of our total Shares, creating a significant share Option “overhang.” Under this Exchange Offer, participants will receive fewer Restricted Shares than the number of Shares subject to Options that are canceled in the exchange. Similarly, participants who are eligible to receive New Options and elect to do so will receive New Options exercisable for a smaller number of Shares than their existing Options. Options subject to the exchange will be canceled.

Although the Compensation Committee of our Board of Directors has approved this Exchange Offer, our directors recognize that the decision to accept or reject this Exchange Offer is an individual one that should be based on a variety of factors. Accordingly, you are strongly encouraged to consult with your personal advisors if you have questions about your financial or tax situation. None of our company, our Compensation Committee or our Board of Directors is making any recommendation to you as to whether you should elect to exchange your Options. The Restricted Shares and New Options, if applicable, we are offering may end up being worth less than your existing Options. You must make your own decision whether to exchange your Options.

YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS DOCUMENT AND CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR OPTIONS.

Section 4.	Procedures for Tendering Options.

If you are an eligible Option holder, you may tender your Options at any time before the Expiration Date. If we extend this Exchange Offer beyond that time, you may tender your Options at any time until the extended Expiration Date.

You may elect to exchange all of your Options only. You may not elect to exchange only a portion of your Options.

Proper Tender of Options

To validly tender your Options pursuant to this Exchange Offer, you must:

•	remain an eligible Option holder through the Expiration Date;

•	indicate on the Election Form that you accept the Exchange Offer and agree to the terms and conditions of the Exchange Offer;

•	complete, sign and date the Election Form;

•

email or hand deliver (during normal business hours) the completed, signed and dated Election Form to Melco Resorts at the following address for receipt prior to 5:00 p.m., Hong Kong time, on April 14, 2022:

Ivan Wong

37/F The Centrium, 60 Wyndham Street

Central, Hong Kong

ivancywong@melco-resorts.com

and

•	receive an acceptance notice from us confirming your eligibility and forming the final agreement of the exchange.

If you miss the above deadline, you will not be permitted to participate in this Exchange Offer.

If you choose to return the Election Form by email, you must scan the completed Election Form in its entirety and send it via email to the email address above.

We cannot accept Election Forms by any other means of delivery other than those means identified above. The method by which you deliver the signed Election Form to Melco Resorts is at your option and risk and delivery will be effective only when the Election Form is actually received by us. You should allow sufficient time to ensure timely delivery. If we do not receive a valid Election Form from you prior to 5:00 p.m., Hong Kong time, on April 14, 2022, you will be deemed to have rejected this Exchange Offer.

If you need another Election Form or need additional information, please contact Ivan Wong, Director, Equity Administration, at +852 2598 3517 or ivancywong@melco-resorts.com. If you request an Election Form, be sure to allow at least two (2) business days for delivery to you.

Your election to accept or reject this Exchange Offer will become irrevocable upon the receipt and acceptance of the Election Form by Melco Resorts. Be sure to read your Election Form.

You do not need to return the award agreements relating to your tendered Options. They will be automatically canceled if we accept your Options for exchange.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will, in our sole discretion, determine the number of Shares subject to Options and all questions as to the form of documents and the validity, form, eligibility, time of receipt, and acceptance of any tender of Options. Neither Melco Resorts nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Option holder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer.

We will strictly enforce this offering period, subject only to any extension of the Expiration Date of the Exchange Offer that we may grant in our sole discretion. We reserve the right, in our sole discretion, to waive any of the conditions of this Exchange Offer, any defect or irregularity in any tender with respect to any particular Option, or any particular Option holder.

Our Acceptance Constitutes an Agreement

Your tender of Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer and will be controlling, absolute and final, subject to our acceptance of your tendered Options in accordance with “Acceptance of Options for Exchange; Issuance of Restricted Shares (and/or New Options, if Applicable).” Our acceptance for exchange of Options tendered by you pursuant to this Exchange Offer will constitute a binding agreement between Melco Resorts and you on the terms and subject to the conditions of this Exchange Offer.

Subject to our rights to extend, amend, withdraw and terminate this Exchange Offer in accordance with “Conditions of this Exchange Offer,” we expect to accept and cancel, promptly following the Expiration Date, all properly tendered Options. We will issue a new award agreement to you setting forth the terms of the Restricted Shares (and/or New Options, if applicable) issued to you in exchange for your Options pursuant to this Exchange Offer.

Acceptance of Options for Exchange; Issuance of Restricted Shares (and/or grant of New Options, if Applicable)

Subject to, and conditioned upon the terms and conditions of this Exchange Offer, we expect to accept for exchange all Options properly tendered promptly after the scheduled Expiration Date. Once we have accepted Options tendered by you, your Options will be canceled and you will no longer have any rights under your Options. We will issue new award agreements for the Restricted Shares (and/or New Option award agreements, if applicable) as soon as administratively practicable after we accept the tendered Options, assuming you are still an eligible officer, employee or service provider with the Melco Group on the acceptance date (which is expected to be on April 15, 2022). Such award agreements will be effective from and as of the grant date, but you will not be entitled to any Restricted Shares or New Options under this Exchange Offer unless and until you agree to be bound by the terms of the award agreement in accordance with the procedures established by Computershare. If this Exchange Offer is extended, then the acceptance date will also be extended.

If you are an eligible Option holder and you tender Options for exchange in this Exchange Offer, but before the Expiration Date your position as an officer, employee or other service provider with the Melco Group terminates for any reason (being on garden leave or unauthorized leave does not constitute active employment or service) or you submit or receive a notice of termination of employment or service (except those eligible Option holders who are transitioning from employee status to service provider status and whose eligibility designation has not been revoked), your participation in the Exchange Offer will be canceled and you will not be able to exchange your Options. In that case, generally you may exercise your existing Options for a limited time after your resignation or termination date to the extent they are vested and in accordance with their terms, but your existing Options will cease to be exercisable immediately upon your termination if it is for cause as set forth in your award agreement.

Section 5.	Withdrawal Rights.

Your election to accept or reject the Exchange Offer will become irrevocable upon the receipt and acceptance of the Election Form by us. We will rely on the first Election Form that we have received before the Expiration Date of the Exchange Offer. You cannot change or withdraw your election once you have submitted the Election Form unless we have modified the Exchange Offer in a material manner.

Section 6.	Conditions of this Exchange Offer.

Notwithstanding any other provision of this Exchange Offer, your participation in this Exchange Offer is subject to Melco Resorts’ acceptance of your Options following the Expiration Date, and we may withdraw or terminate this Exchange Offer, or postpone our acceptance and cancellation of any Options tendered for exchange, if, at any time on or after the date hereof and before the expiration of this Exchange Offer: (1) we are prohibited by applicable securities laws from giving effect to the Exchange Offer; (2) any event or events occur that have resulted or are reasonably likely to result, as determined in our reasonable judgment, in a material adverse change in our business or financial condition; or (3) any event or events occur that have resulted or are reasonably likely to result, as determined in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us. In addition, our Compensation Committee retains the authority, in its sole discretion, to extend, amend, withdraw, or terminate this Exchange Offer.

Section 7.	Source and Amount of Consideration; Terms of Restricted Shares and New Options, if Applicable.

Consideration

The Options were granted under our 2011 Share Incentive Plan. Each new award of Restricted Shares and/or New Options, if applicable, will be granted under our 2021 Share Incentive Plan. The number of Restricted Shares and/or New Options to be granted in exchange for each Option will be determined based upon the exchange value formula described in Section 2. Each eligible participant will receive an Individual Option Statement identifying the Options held by the participant and how the exchange value formula will apply to each such Option. See Section 2 above.

We will not issue any fractional Restricted Shares. Accordingly, any exchange that would result in a fractional Restricted Share under the exchange value formula will be rounded to the nearest whole number of Restricted Shares (with fractional Restricted Shares greater than or equal to 0.5 rounded up to the nearest whole Restricted Share and fractional Restricted Shares less than 0.5 rounded down to the nearest whole Restricted Share). The same adjustment will be made with respect to any New Options which would be exercisable for a fractional Share.

Terms of the Restricted Shares and New Options, if Applicable

For each award of Restricted Shares granted in this Exchange Offer, we and the participant will enter into a restricted share award agreement. Promptly after the grant date, we will send you a completed restricted share award agreement. The terms and conditions of the Restricted Share awards will vary from the terms and conditions of the Options tendered for exchange. You must agree to be bound by the award agreement pursuant to the procedures established by Computershare. This agreement will be effective from and as of the grant date. The following description of the Restricted Share awards to be granted under the 2021 Share Incentive Plan is a summary of the material terms of these awards.

Important Note: The description below of the 2021 Share Incentive Plan and the Restricted Share awards to be granted in this Exchange Offer is merely a summary and does not purport to be complete. Any statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2021 Share Incentive Plan and the applicable form of agreement evidencing the Restricted Share award. The form of restricted share award agreement can be accessed at the Computershare Employee Plan Members website.

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General. We adopted the 2021 Share Incentive Plan to provide our directors, officers, employees and other service providers with incentives to increase shareholder value, and to attract and retain the services of those upon whom we depend for the success of our business. The 2021 Share Incentive Plan was approved by the shareholders of Melco International at the annual general meeting held on June 4, 2021 and became effective on December 6, 2021. The 2021 Share Incentive Plan succeeds the 2011 Share Incentive Plan. The Plan permits the grant a variety of equity-based awards, including the awards of Restricted Shares to be granted in this Exchange Offer (as well as New Options which may be granted to certain Option holders).

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Plan Administration. Our Compensation Committee administers the 2021 Share Incentive Plan and has the power to, among other actions, designate eligible participants, determine the number and types of awards to be granted, and set the terms and conditions of each award granted. We may also from time to time retain or appoint one or more trustees and administrators to assist in the administration of the 2021 Share Incentive Plan. The Compensation Committee’s decisions are final, binding, and conclusive for all purposes and upon all parties.

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Nature of Restricted Shares. Each Restricted Share award consists of shares of Melco Resorts’ ordinary shares that are issued to the participant at the time the award is granted. Between the date on which a Restricted Share award is granted and the date on which Shares subject to the award vest, the value of the award will fluctuate based on the market price of our American depositary shares, each of which represents three Shares, although you will have no right to sell or otherwise transfer such Restricted Shares until they have vested. No monetary payment (other than applicable tax withholding, if any) will be required as a condition of being granted Restricted Shares.

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Vesting. All Restricted Shares received in exchange for Options will vest as follows: 50% of the Restricted Shares will vest on the first anniversary of the grant date of the award and 50% of the Restricted Shares will vest on the second anniversary of the grant date of the award. We will grant Restricted Share awards promptly following the expiration of this Exchange Offer in exchange for properly tendered and accepted Options.

•	Delivery of Shares. Upon vesting of Restricted Shares, the vested Shares will be transferred to you.

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Termination of Service. If your employment or service with the Melco Group terminates as set forth in your award agreement and the 2021 Share Incentive Plan at any time prior to the vesting of your Restricted Shares, all unvested Restricted Shares at the time of termination of service will be forfeited.

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Transfer Restrictions. Until they have vested, your Restricted Shares may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, other than by will or the laws of descent and distribution.

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Voting and Dividend Rights. If you are granted Restricted Shares, you will not have the right to vote and to receive any dividends we may pay with respect to such shares unless and until such Restricted Shares vest.

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Change in Control. Upon the consummation of a merger or consolidation in which our company is not the surviving entity, a change of control of our company, a sale of substantially all of our assets, the complete liquidation or dissolution of our company or a reverse takeover, each award will terminate, unless the award is assumed by the successor entity. If the successor entity assumes the award or replaces it with a comparable award, or replaces the award with a cash incentive program and provides for subsequent payout, the replacement award or cash incentive program will automatically become fully vested and payable, as applicable, upon termination of the participant’s employment without cause within 13 months of such corporate transaction. If the award is neither assumed nor replaced, it shall become fully vested and released from any repurchase or forfeiture rights immediately prior to the effective date of such corporate transaction, provided that the participant remains eligible on the effective date of the corporate transaction.

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Amendment or Termination of the Plan. With the approval of our Board of Directors, our Compensation Committee may terminate, amend or modify the 2021 Share Incentive Plan, except certain amendments requiring the approval of our shareholders and/or the shareholders of Melco International Development Limited pursuant to applicable law. Except amendments made pursuant to the above, no termination, amendment or modification of the plan shall adversely affect in any material way any award previously granted under the plan or any previous plans, without the prior written consent of the participant.

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Registration of Shares. The Shares issuable in connection with this Exchange Offer have been registered under the U.S. Securities Act of 1933 on a registration statement on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Melco Resorts, and subject to insider trading laws, you will generally be able to sell the vested Restricted Shares, in the form of American depositary shares, free of any transfer restrictions under applicable United States securities laws.

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Tax Consequences. For a general summary of the material individual income tax consequences of participating in the Exchange Offer in the U.S., Hong Kong, Macau, the Philippines and Cyprus, please see Section 10 below. We strongly urge you to consult with your tax advisor to determine the tax consequences of this transaction under the laws of the country in which you live and work.

For persons entitled to elect to receive New Options in exchange for their Options and do so elect to receive New Options in this Exchange Offer, we and the participant will enter into a share option award agreement. Promptly after the date your Options are tendered and accepted, we will send you a completed share option agreement. The terms and conditions of the New Options will be substantially the same as the terms and conditions of the Options tendered for exchange, except for the exercise price (which will be US$2.4667 per Share), number of shares issuable upon exercise, the vesting schedule, expiration date (which will be the tenth anniversary of the date of grant) and that the New Options will be granted pursuant to the 2021 Share Incentive Plan. In addition, the New Options will not be eligible for future re-pricing or exchange should such re-pricing or exchange occur for other future option grants. You must agree to be bound by the award agreement pursuant to the procedures established by Computershare. This agreement will be effective from and as of the grant date. Such New Options will be granted pursuant to the 2021 Share Incentive Plan and subject to same provisions regarding plan administration, termination of service, vesting, transfer restrictions, change of control and administration or termination of the 2021 Share Incentive Plan, as described above.

Section 8.	Accounting Consequences of this Exchange Offer.

In connection with this Exchange Offer, the incremental compensation cost will be measured as the excess of the fair value of the Restricted Shares and/or New Options over the fair value of the tendered Options as of the modification date with their fair values estimated by using the Black-Scholes option pricing model. The corresponding incremental compensation expense will be recognized over the vesting period of the Restricted Shares and/or New Options, which is two years. If any portion of the Restricted Shares and/or New Options are forfeited prior to their vesting dates, the compensation expense for the forfeited Restricted Shares and/or New Option will not be recognized.

The amount of the incremental compensation expense will depend upon a number of factors, including the number of tendered Options to be exchanged and the per American depositary share price of the Company on the modification date. Since the number of tendered Options and certain other factors cannot be predicted with any certainty at this time and will not be known until the date when the tendered Options are accepted and Restricted Share and New Option awards are issued pursuant to this Exchange Offer, we cannot predict the exact amount of the incremental compensation expense that will result from the Exchange Offer. As noted above, we are offering participants a number of Restricted Shares and/or New Options having a fair value that is expected to be approximately equal to the fair value of the tendered Options (after assuming the terms of the tendered Options have been extended by an additional three years (up to a maximum of ten years)) and, as of the date we commence this Exchange Offer, we do not expect this process to result in a material incremental compensation expense to our consolidated financial statements.

Section 9.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this Exchange Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Restricted Shares (and/or New Options) or the disposition or exchange of the Options as described in this Offer to Exchange. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay the acceptance of Options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under this Exchange Offer to accept exchanged Options and to issue Restricted Shares (and/or New Options, if applicable) is subject to the conditions described in Section 6.

Section 10.	Material Tax Consequences.

WE ADVISE ALL HOLDERS OF OPTIONS WHO ARE CONSIDERING EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS ABOUT THE TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

IN ADDITION, YOU SHOULD BE AWARE THAT THERE MIGHT BE TAX AND SOCIAL INSURANCE CONSEQUENCES THAT MAY APPLY TO YOU. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR ADVISORS TO DISCUSS THE CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

The following is a general summary of the material U.S., Hong Kong, Macau, Philippines and Cyprus (collectively referred to as the “Country” below) individual income tax consequences of the offer. This discussion is based on tax regulations and interpretations thereof as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of Option holders.

You are urged to consult your tax advisor with respect to the tax consequences of participating in the offer, as well as any tax consequences arising under the laws of any other taxing jurisdiction.

Option Exchange and Grant of Restricted Shares and/or New Options. We believe that you will not be subject to current Country taxation if you elect to keep your Options. We do not believe that there will be any immediate Country tax consequences solely as a result of your receipt of a Restricted Shares and/or New Option awards in exchange for your Options. We believe, however, that you will recognize taxable income at the time the Restricted Shares vest for purposes of the Country tax rules. We also believe that you will recognize taxable income at the time the New Options are exercised.

Vesting of Restricted Shares. When Restricted Shares granted to you vest, you will generally recognize taxable income equal to the fair market value of the Shares that become vested. We will determine the fair market value of the Shares based on the average or closing price, as appropriate, of our American depositary shares as reported on the NASDAQ Global Select Market (divided by three to obtain the per Share price) on the vesting date, or if not reported on such date, on the last day prior to the vesting date on which such closing price was reported. Generally, you will become vested in the Shares for purposes of the Country tax rules at the time you are vested in the Shares for all other purposes.

Vesting and Exercising of New Options. When Options granted to you vest, you will generally not recognize taxable income as there is not a readily ascertainable value of the Options. When you exercise the New Options to receive Shares, the amount recognized as ordinary income by you will be equal to the fair value of the Shares less the amount you paid for the shares. Fair market value of the Shares is based on the average or the closing price, as appropriate, of our American depositary shares as reported on the NASDAQ Global Select Market (divided by three to obtain the per Share price) on the exercise date and the amount you paid for the Shares is based on the New Option grant price.

Subsequent Sale of Shares. A subsequent sale of Shares may be subject to taxation under the applicable Country laws. Your tax basis in the Shares will be equal to the fair market value on the date of vesting for Restricted Shares and the fair market value on the date of exercise for the Shares you acquired pursuant to New Options.

Income Recognition and Withholding Taxes. Employment tax withholding obligations under the applicable Country laws may be applicable.

Income Tax Withholding in Your Country of Employment. As a condition to our delivering Shares to you, you must make arrangements with us to satisfy all tax withholding obligations in your country of employment.

Section 11.	Extension of Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which this Exchange Offer is open and delay accepting any Options tendered to us by providing notice of the extension to holders of Options by public announcement or written notice. If the Exchange Offer is extended or amended, we will provide appropriate notice of the extension or amendment, as applicable, and the new Expiration Date, if any, no later than 9:00 a.m. Hong Kong time on the next business day following the previously scheduled Expiration Date.

If we materially change the terms of this Exchange Offer or the information concerning this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will extend the Exchange Offer to the extent required by applicable laws.

Section 12.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for asking eligible Option holders to exchange Options under this Exchange Offer.

Section 13.	Additional Information.

With respect to this Exchange Offer, we have filed with the SEC a Tender Offer/Rights Offering Notification Form on Form CB, as it may be amended, of which this Offer of Exchange is a part. We recommend that you review the Form CB, including its exhibits, and the following materials that we have filed with the SEC before deciding whether to tender your Options:

•	Our Annual Report on Form 20-F for the year ended December 31, 2021, filed with the SEC on March 31, 2021;

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The description of our ordinary shares contained in amendment no. 1 to our registration statement on Form 8-A (File No. 001-33178) filed with the SEC on December 5, 2011 and any amendment or report filed with the SEC for the purpose of updating the description.

These filings, our other annual and current reports, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Our Internet address is www.melco-resorts.com and the investor relations section of our website is located at ir.melco-resorts.com. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 20-F, current reports on Form 6-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this Exchange Offer.

Melco Resorts hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Exchange Offer is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Exchange Offer, other than exhibits to such documents. Requests for such copies should be directed to us, at the following address:

Melco Resorts & Entertainment Limited

38th Floor, The Centrium

60 Wyndham Street

Central, Hong Kong

Phone: +852-2598-3600

The information about us contained in this Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Section 14.	Forward-Looking Statements.

Our reports filed with the SEC referred to above include forward-looking statements which reflect our views as of the time of the filing of the respective reports with respect to future events and financial performance. All statements other than statements of historical or current facts, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or variations thereof or similar terminology. All forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, achievements, plans and objectives to differ materially from any future results, performance, achievements, plans and objectives expressed or implied by these forward-looking statements.

In evaluating those statements, you should specifically consider various factors, including those identified under “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021 and elsewhere in this Offer to Exchange. Those factors may cause our actual results to differ materially from any of our forward-looking statements. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.

You should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement, and the related risks, uncertainties and other factors speak only as of the date on which they were originally made and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement to reflect any change in our expectations with regard to these statements or any other change in events, conditions or circumstances on which any such statement is based. New factors emerge from time to time, and it is not possible for us to predict what factors will arise or when. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

Miscellaneous

We are not aware of any jurisdiction where the making of this Exchange Offer violates applicable law. If we become aware of any jurisdiction where the making of this Exchange Offer violates applicable law, we will make a commercially reasonable good faith effort to comply with such law. If, after such commercially reasonable good faith effort, we cannot comply with such law, this Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, Option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Melco Resorts & Entertainment Limited

April 7, 2022